Exhibit 99.1

                       STRAW DOGS DISCONTINUES OPERATIONS

New York, NY - September 20, 2001 -- Paradise Music & Entertainment, Inc. (OTC
BB: PDSE, BSE: PMU), a provider of entertainment content and services announced today that, effective immediately, its subsidiary Straw Dogs, Inc. has ceased all operations. The weakness of the advertising marketplace, the continuing substantive operating losses and the negative outlook for business for the balance of the year have led to this decision.

The Company is in a dispute with Mr. Craig Rodgers the former President of Straw Dogs. The Company recently terminated the services of Mr. Rodgers based upon certain actions taken by him in violation of his employment agreement. Mr. Rodgers claims that he terminated his employment based upon violations by the Company.

Paradise Chairman and CEO, Mr. Kelly Hickel said, "The decision to discontinue Straw Dogs business operations eliminates the associated operating losses and is a major step for Paradise as it strives to attain profitability. As previously disclosed in our recent quarterly filing, the Company has taken a write down of the assets related to Straw Dogs. Additional changes may be incurred during the process of discontinuing these operations. This is one of the painful but necessary steps that must be made at this time in order to give the core business and our new business strategy every opportunity to perform properly for the benefit of shareholders."

Paradise's management will continue its effort to focus Paradise on higher growth and higher margin business opportunities. Paradise has a number of discussions underway to accomplish that goal.

Effective September 12, 2001, Mr. Jesse Dylan and Mr. Jeffery Rosen resigned from the Board of Directors of Paradise.

Contacts:
Mark Pollard                   John Lefebvre
Paradise                       Shareholder Relations
212-590-2100                   303-457-2852 or john@shareholder-relations.net

Paradise Music & Entertainment, Inc. "PDSE" (http://www.pdse.com) is an entertainment company comprised of three complementary units: PDSE Film and TV Group (Picture Vision and Rave Music); PDSE Music Group (PDSE Records Inc. and events production); and PDSE Commercial Production Group (Straw Dogs and Shelter Films).

This press release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that these forward-looking statements involve uncertainties and risks that could cause actual performance and results of operations to differ materially from those anticipated by these forward-looking statements. These risks and uncertainties include issues related to the ability to: obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new production, license and sign artist agreements; and the unpredictable nature of consumer entertainment preferences; as well as other factors set forth in Paradise's most recently filed Form 10-K and Form 10-Q reports. The forward-looking statements contained herein represent the Company's judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. Paradise assumes no obligation to update the statements contained in this release.

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